SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 18, 2007

Commission File Number	Registrant, State of Incorporation, Address and Telephone Number	I.R.S. Employer Identification No.

1-3526	The Southern Company (A Delaware Corporation) 30 Ivan Allen Jr. Boulevard, N.W. Atlanta, Georgia 30308 (404) 506-5000	58-0690070

1-6468	Georgia Power Company (A Georgia Corporation) 241 Ralph McGill Boulevard, N.E. Atlanta, Georgia 30308 (404) 506-6526	58-0257110

The addresses of the registrants have not changed since the last report.

This combined Form 8-K is filed separately by two registrants: The Southern Company and Georgia Power Company. Information contained herein relating to each registrant is filed by each registrant solely on its own behalf. Each registrant makes no representation as to information relating to the other registrant.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

See MANAGEMENT’S DISCUSSION AND ANALYSIS – FUTURE EARNINGS POTENTIAL – “FERC and State PSC Matters—Georgia Power Retail Base Rate Filing” of The Southern Company (“Southern Company”), MANAGEMENT’S DISCUSSION AND ANALYSIS – FUTURE EARNINGS POTENTIAL – “FERC and Georgia PSC Matters – Retail Base Rate Filing” of Georgia Power Company (“Georgia Power”) and Note (K) to the Condensed Financial Statements of Southern Company and Georgia Power in the Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, as amended, for information regarding Georgia Power’s retail base rate proceeding with the Georgia Public Service Commission (the “Georgia PSC”). For additional information, see MANAGEMENT’S DISCUSSION AND ANALYSIS – FUTURE EARNINGS POTENTIAL – “PSC Matters – Georgia Power” of Southern Company and MANAGEMENT’S DISCUSSION AND ANALYSIS – FUTURE EARNINGS POTENTIAL – “PSC Matters – Rate Plans” of Georgia Power in Item 7 and Note 3 to the financial statements of Southern Company and Georgia Power under “Georgia Power Retail Regulatory Matters” and “Retail Regulatory Matters,” respectively, in Item 8 of the Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

On December 18, 2007, the Georgia PSC voted to approve a new three-year retail rate plan for Georgia Power for the period from January 1, 2008 to December 31, 2010 (the “2007 Plan”). The terms of the 2007 Plan reflect the Settlement Agreement among Georgia Power, the Georgia Public Service Commission’s Public Interest Advocacy Staff, the Consumers Utility Counsel of the Governor’s Office of Consumer Affairs for the State of Georgia, the Georgia Industrial Group, the Cable Television Association of Georgia, the Georgia Traditional

Manufacturers Association, the Association For Fairness In Rate Making, the Georgia Municipal Association, the Georgia Environmental Facilities Authority of the Division of Energy Resources, Metropolitan Atlanta Rapid Transit Authority and the United States Department of Defense and all federal agencies, which was filed with the Georgia PSC on November 16, 2007. Under the terms of the 2007 Plan, effective January 1, 2008, Georgia Power’s retail base rates will increase by approximately $99.7 million, or approximately $1.55 per month for the average residential customer, to provide for cost recovery of transmission, distribution, generation and other investments, as well as increased operating costs. In addition, an environmental compliance cost recovery (“ECCR”) tariff will be implemented to allow for recovery of costs related to environmental controls mandated by state and federal regulations. The ECCR tariff will increase rates by approximately $222 million, or approximately $3.60 per month for the average residential customer.

Under the 2007 Plan, Georgia Power’s earnings will be evaluated against a retail return on common equity range of 10.25% to 12.25%. One-third of earnings above 12.25% will be applied to the ECCR tariff and two-thirds would be applied to rate refunds. Georgia Power will not file for a general base rate increase unless its projected retail return on common equity falls below 10.25%. Georgia Power is required to file a general rate case on July 1, 2010, in response to which the Georgia PSC would be expected to determine whether the rate order should be continued, modified or discontinued.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, each of the registrants has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 18, 2007	THE SOUTHERN COMPANY By /s/Patricia L. Roberts Patricia L. Roberts Assistant Secretary
GEORGIA POWER COMPANY By /s/Wayne Boston Wayne Boston Assistant Secretary